  Exhibit 99.1

SharpSpring Announces New Customer Wins, Updates Management Team, and Wins Awards

Company Announces Executive Management Update and Chief Financial Officer Transition Plan

GAINESVILLE, FL – July 21, 2020 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing automation platform, reported select preliminary financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 New Customer Wins, Additions to Management Team, and Awards
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Added 276 new SharpSpring customers, of which approximately 80% were agency customers, who selected the platform to generate leads, convert more leads to sales and measure the ROI of their marketing campaigns. New customer additions are expected to generate approximately $2.2 million over the next year in annual recurring revenue (ARR).

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Average ARR per customer acquired in second quarter 2020 improved approximately 10% compared to the second quarter of 2019 as a result of landing larger customers.

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Further strengthened the management team by adding former Salesforce Marketing Cloud executive and Software-as-a-Service (SaaS) industry veteran Chip House as the Company’s Chief Marketing Officer (CMO).

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Recognized by two of the leading software review platforms, earning placement as a 2020 Best Software Award winner on G2 and a Top Rated Marketing Automation Software for 2020 on TrustRadius.

Chief Financial Officer Transition

SharpSpring also announced today that Chief Financial Officer Michael Power will step down from his current position effective July 20th. Power was facing personal and family related reasons indirectly associated with the ongoing COVID-19 pandemic. Power’s departure was not the result of any disagreement with the Company nor any issue related to the Company’s financial statements or accounting practices.

SharpSpring’s Controller Aaron Jackson will serve in the interim CFO role and will continue to operate in that capacity until a new CFO has been appointed. Jackson has been with SharpSpring since 2017. Power will remain employed by the Company and support the transition through August 14th at a minimum.

With support from the Board of Directors and other members of the management team, SharpSpring has initiated a search process with a nationally recognized executive search firm for a new CFO to execute on the Company’s long-term growth plans.

Conference Call
SharpSpring plans to report its complete financial results for the second quarter of 2020 in August. The conference call details will be announced prior to the call.

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a-Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Company Contact:
Paul Jarrad
Senior Director of Finance
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com